Exhibit 4.32

ISDA®

International Swaps and Derivatives Association, Inc.

AMENDMENT

dated as of 23 June 2022

to the

ISDA MASTER AGREEMENT

dated as of 26 November 2021

between

PIRAEUS BANK S.A. and EUROSEAS LTD.

(as amended, the “Agreement”)

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this amendment (this “Amendment”).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.         Amendment of the Agreement

Paragraph 11 (b) (iii) (B) of the Credit Support Annex to the Agreement dated as of 26 November 2021 is amended and restated in its entirety as follows:

“(B)         “Threshold” means with respect to Party A: infinity and for the avoidance of doubt, Party A shall always be the Transferee and Party B shall always be the Transferor for the purposes of this Annex.

“Threshold” means with respect to Party B: seven hundred thousand United States Dollars (USD700,000)”.

2.         Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment. Each party further makes to the other party in respect of this Amendment all representations made by it pursuant to Section 3(a) of the Agreement as if references therein to the Agreement or a Credit Support Document were references to this Amendment.

3.         Miscellaneous

(a)         Entire Agreement; Restatement.

(i)         This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)        Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)         Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)         Counterparts. This Amendment may be executed and delivered in counterparts (including transmission by facsimile, electronic messaging system or e-mail), each of which will be deemed an original.

(d)       Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. Initially capitalised terms used, but not defined, in this Amendment have the meanings given to them in the Agreement.

(e)         Governing Law. This Amendment and any non-contractual obligations arising out of or in connection with this Amendment will be governed by and construed in accordance with English law.

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

PIRAEUS BANK S.A. (Name of Party)	EUROSEAS LTD. (Name of Party)
By: ……/s/ Engevia Kouvara….. Name: Evgenia Kouvara Title: Attorney-in-fact Date: 23 June 2022	By: ……/s/ Stefania karmiri.. Name: Stefania Karmiri Title: Date: 23 June 2022

By: …/s/ Athanasios Doudoulas..

     Name: Athanasios Doudoulas

     Title: Attorney-in-fact

     Date: 23 June 2022

SUPPLEMENT TO SIDE LETTER

To:          Euroseas Ltd.

 Trust Company Complex

 Ajeltake Road, Ajeltake Island

 Majuro, Marshall Islands MH96960

From:      Piraeus Bank S.A.

 4 Amerikis Street

 105 64 Athens

 Greece

23 June 2022

Dear Sirs

Hedging Agreement dated 26 November 2021 (as amended and supplemented from time to time)

We refer to:

(a)

the 2002 ISDA Master Agreement, as modified and including the schedule thereto (the "Hedging Agreement") dated as of 26 November 2021 and made between (i) Euroseas Ltd. ("Party B") and (ii) Piraeus Bank S.A., as swap bank ("Party A"); and

(b)	the letter dated 26 November 2021 issued by Party A to Party B (the “Side Letter”).

Party B requested that Party A consent to certain changes to the Hedging Agreement and the Side Letter.

We hereby further agree and confirm that, with effect on and from the date of this letter, the Side Letter be amended a follows:

1.	in paragraph (a) the amount “US$10,000,000” shall be deleted and replaced with the amount “US$20,000,000”; and

2.	in paragraph (b) the words “fifth anniversary” shall be deleted and replaced with the words “seventh anniversary”.

We hereby further agree that all the provisions of the Hedging Agreement and the Side Letter shall be and are hereby re-affirmed (as amended hereby) and remain in full force and effect.

This letter may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

This letter and any non-contractual obligations thereunder shall be governed by and construed in accordance with English law and any disputes arising hereunder shall be referred to the exclusive jurisdiction of the English courts.

Please confirm your agreement by signing the acknowledgement below.

Yours faithfully,

/s/ Evgenia Kouvara

/s/ Athanasios Doudoulas

Name: Evgenia Kouvara

Athanasios Doudoulas

Title: duly authorised signatory

For and on behalf of

PIRAEUS BANK S.A.

We hereby confirm our acceptance of, and our agreement to, the terms and conditions of the above letter.

Dated 23 June 2022

/s/ Stefania Karmiri

__________________

Name: Stefania Karmiri

Title: officer

For and on behalf of

EUROSEAS LTD.